Contacts:	W. Dan Puckett Chief Executive Officer (205) 870-1939	Carol Marsh Chief Financial Officer (205) 870-1939

CAPITALSOUTH BANCORP ANNOUNCES FIRST QUARTER NET INCOME
UP 52% TO $707,000 OR $0.23 PER DILUTED SHARE

BIRMINGHAM, Ala. (April 25, 2007) - CapitalSouth Bancorp (NASDAQ-GM: CAPB) today announced results for the first quarter of 2007. In addition to significantly higher net income, which increased 52% to $707,000 and 44% to $0.23 on a diluted earnings per share basis, first quarter highlights included solidly higher net interest income and non-interest income. On the balance sheet, the Company reported strong year-over-year growth in assets - up 16% to $505,558,000, and deposits - up 23% to $384,708,000, as CapitalSouth continued to gain momentum in its newer markets. At the same time, credit quality remained strong.

For the quarter ended March 31, 2007, the Company reported net income of $707,000, a 52% increase from $464,000 for the same period in 2006. On a diluted earnings per share basis, net income increased 44% to $0.23 from $0.16 in the first quarter of 2006. Net income for the first quarter of 2007 translated into a return on average stockholders' equity (ROE) of 6.83%, up from 4.84% in the same quarter of 2006. Return on average assets (ROA) was 0.58%, up from 0.44% for the same quarter of 2006.

Commenting on the announcement, W. Dan Puckett, Chairman and Chief Executive Officer, said, "We are delighted that the momentum that characterized our earnings and operations in late 2006 continued to frame our results in the beginning of 2007. Net income advanced strongly in the first quarter due to asset growth and good credit quality. Additionally, hard work throughout our company to seize revenue opportunities and control costs contributed to our improved results. These efforts appear in the growth of our fee income and the improvement we registered in our efficiency ratio. Also, our newer expansions in Huntsville and Jacksonville continued to leverage the investments we have made there."

Net interest income for the first quarter of 2007 rose 9% to $3,953,000 from $3,630,000 in the year-earlier period due primarily to an increase in interest-earning assets. Net interest margin declined 19 basis points in the first quarter to 3.50% versus 3.69% in the fourth quarter of 2006 and 20 basis points from 3.70% in the year-earlier period. These declines reflected an increasingly competitive environment for deposits. The Company expects that a challenging rate climate will continue, at least in the near term.

During the first quarter of 2007, CapitalSouth's provision for loan losses totaled $136,000 versus $236,000 in the year-earlier quarter. Non-performing assets were 0.62% of period-end loans and other real estate compared with 0.72% in the year-earlier quarter and 0.58% at December 31, 2006. Annualized net charge-offs as a percentage of average loans were nil, down from 0.05% in the first quarter of 2006 and unchanged from the fourth quarter of 2006. The allowance for loan losses as a percentage of period-end non-performing loans was 243% at March 31, 2007, compared with 190% at March 31, 2006, and 261% at December 31, 2006.

-MORE-

CAPB Announces First Quarter 2007 Results

April 25, 2007

Non-interest income for the first quarter increased 28% to $717,000 versus $561,000 in the year-earlier period, reflecting higher investment banking income, increased income from the Company's Business Capital Group, and higher service charges. Non-interest expense for the first quarter rose 8% to $3,547,000 from $3,283,000 in the same period last year. This increase was the result of merit increases in salaries and higher professional fees associated with the Company's investment banking income, offset by a decline in advertising expense.

Total assets at March 31, 2007, were $505,558,000, representing a 16% increase over total assets of $435,707,000 at March 31, 2006. The Company's loan portfolio totaled $384,708,000 at the end of the first quarter of 2007, up 14% from $336,345,000 at March 31, 2006. Deposits increased 23% in the first quarter, reaching $444,722,000 versus $363,021,000 a year ago. Stockholders' equity at March 31, 2007, totaled $42,033,000, up 8% from $38,883,000 a year ago. Book value per share was $14.07 at March 31, 2007, versus $13.13 at March 31, 2006.

On March 1, 2007, the Company announced an agreement to acquire privately held Monticello Bancshares, Inc. Monticello is the holding company for Monticello Bank, a federally chartered savings bank with two locations in Jacksonville, Florida. It also operates a wholesale residential mortgage operation based in Fitzgerald, Georgia. The mortgage operation originates and sells in the secondary market primarily prime conventional residential mortgage loans in Florida, Georgia, North Carolina and South Carolina. Terms of the merger call for Monticello stockholders to receive 1,047,619 shares of CapitalSouth common stock, $14 million in cash and $8 million in debt in exchange for all of Monticello's outstanding common stock, resulting in a transaction value of approximately $41 million as of the announcement date. The merger, which is subject to regulatory approvals by the Federal Reserve Board and the Alabama State Banking Department, as well as approval by the stockholders of both companies, is expected to close in the third quarter of 2007.

Commenting on the proposed transaction, Puckett said, "We see tremendous opportunity to expand in Jacksonville, and we think our pending acquisition of Monticello Bancshares will greatly accelerate our growth in that market. Leveraging our administrative capacity across the Monticello franchise will result in improved efficiencies for our operations in Jacksonville. We look forward to welcoming the customers, employees and stockholders of Monticello to CapitalSouth."

CapitalSouth Bancorp is a bank holding company operating nine full service banking offices and one loan production office through its bank subsidiary, CapitalSouth Bank, with offices in Birmingham, Huntsville, and Montgomery, Alabama, and Jacksonville, Florida, as well as a loan production office in Atlanta, Georgia. CapitalSouth targets small to medium-sized businesses in the markets it serves. CapitalSouth Bank also operates "Banco Hispano," providing financial services to the growing Latino community. CapitalSouth offers SBA lending services and other loan programs for business owners through its Business Capital Group, which operates through full-service offices as well as the loan production office. CapitalSouth also provides Internet banking services at www.capitalsouthbank.com as well as personal investment services.

-MORE-

CAPB Announces First Quarter 2007 Results

April 25, 2007

This press release contains "forward-looking" statements as defined by the Private Securities Litigation Reform Act of 1995, which are based on CapitalSouth's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.

CapitalSouth Bancorp
Summary Unaudited Financial Information
(in thousands except per share amounts)
	First Quarter Ended
	March 31,
	2007	2006
Interest income	$8,679	$6,849
Interest expense	4,726	3,219
Net interest income	3,953	3,630
Provision for loan losses	136	236
Net interest income after provision for loan losses	3,817	3,394
Non-interest income	717	561
Non-interest expense	3,547	3,283
Net income before income taxes	987	672
Provision for income taxes	280	208
Net income	$707	$464
Net income per share
Basic	$0.24	$0.16
Diluted	$0.23	$0.16
Weighted average shares outstanding
Basic	2,981	2,942
Diluted	3,016	3,003

	Mar. 31,	Mar. 31,
	2007	2006
Total assets	$505,558	$435,707
Loans	384,708	336,345
Allowance for loan losses	(4,467)	(4,048)
Net loans	380,241	332,297
Interest-bearing deposits	383,242	312,079
Non-interest bearing deposits	61,480	50,942
Total deposits	444,722	363,021
Stockholders' equity	42,033	38,883
Book value per share	14.07	13.13

Unaudited supplemental financial information for the first quarter ended March 31, 2007 and 2006, may be obtained by following this link: http://www.irinfo.com/CAPB/1q07fsp.pdf.

-END-

CapitalSouth Bancorp
(Unaudited Financial Highlights)
(in thousands, except per share amounts and percentages)
	Three Months Ended
	March 31		Percentage
	2007	2006	Change

Net interest income	$3,953	3,630	8.9%
Provision for loan losses	136	236	-42.3
Noninterest income	717	561	27.8
Noninterest expense	3,547	3,283	8.0
Income before provision for income taxes	987	672	46.9
Provision for income taxes	280	208	34.6
Net income	$707	464	52.4

Weighted average common and common
equivalent shares outstanding
Basic	2,981	2,942	1.3%
Diluted	3,016	3,003	0.4

Net income per common share
Basic	$0.24	0.16	50.0%
Diluted	0.23	0.16	43.8

Return on average assets	0.58	0.44%
Return on average tangible assets	0.59	0.44
Return on average equity	6.83	4.84
Return on average tangible equity	7.05	5.00

Noninterest Income

Service charges on deposits	$300	256	17.2%
Investment banking income, net	162	72	125.0
Business Capital Group loan income	179	132	35.6
Other	76	101	-24.8
Total noninterest income	$717	561	27.8

Noninterest Expense

Salaries and employee benefits	$2,005	1,927	4.0%
Occupancy and equipment expense	553	521	6.1
Professional fees	369	327	12.8
Advertising	102	169	-39.6
Other	518	339	52.8
Total noninterest expense	$3,547	3,283	8.0

CapitalSouth Bancorp
(Unaudited Financial Highlights)
(in thousands, except per share amounts and percentages)
	March 31		Percentage
Period End Balances:	2007	2006	Change
Total assets	$505,558	$435,707	16.0%
Earning assets	480,640	405,771	18.5
Securities	78,839	67,202	17.3
Loans	384,708	336,345	14.4
Allowance for loan losses	4,467	4,048	10.4
Deposits	444,722	363,021	22.5
Borrowings	14,560	29,437	-50.5
Stockholders' equity	42,033	38,883	8.1

Equity to assets	8.31%	8.92%
Leverage ratio	9.93%	10.74%
Book value per common share	$14.07	$13.13	7.2%
Tangible book value per common share	$13.64	$12.70	7.4%
Ending shares outstanding	2,988	2,962	0.9%

Asset Quality Analysis
(in thousands, except percentages)
As of / for the Three Months Ended
	Mar 31, 2007	Dec 31, 2006	Sept 30, 2006	June 30, 2006	Mar 31, 2006
Nonacrrual loans	$1,838	$1,661	$2,085	$1,545	$2,135
Loans past due 90 days or more
and still accruing	-	-	-	-	-
Other real estate owned and repossessions	566	508	431	357	298
Total nonperforming assets	2,404	2,169	2,516	1,902	2,433
Total nonperforming assets as a percentage
of period-end loans and other real estate	0.62%	0.58%	0.69%	0.55%	0.72%
Allowance for loan losses	$4,467	$4,329	$4,160	$4,011	$4,048
Provision for loan losses	136	162	119	104	236
Loans charged off	14	9	20	152	67
Loan recoveries	16	15	51	10	23
Net charge-offs	(2)	(6)	(31)	142	44
Allowance for loan losses as a
percentage of period-end loans	1.16%	1.15%	1.14%	1.15%	1.20%
Allowance for loan losses as a
percentage of period-end nonperforming
loans	243.04%	260.63%	199.52%	259.61%	189.60%
Net charge-offs to average loans
(annualized)	0.00%	0.00%	-0.03%	0.16%	0.05%

GAAP Reconciliation and Management Explanation for Non-GAAP Financial Measures

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “return on average tangible equity,” “return on average tangible assets,” and “tangible book value per common share.” Management uses these non-GAAP measures in its analysis of CapitalSouth’s performance.

“Return on average tangible equity is defined as annualized earnings for the period divided by average equity reduced by average goodwill and other intangible assets. “Return on average tangible assets” is annualized earnings for the period divided by average assets reduced by average goodwill and other intangible assets. Management includes these measures because it believes they are important when measuring CapitalSouth’s performance against entities with higher levels of goodwill and other intangibles. These measures are used by many investors as part of their analysis of the bank holding company’s performance.

“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. This measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be presented by other bank holding companies. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures.

	As of / for the Three Months Ended March 31
	2007	2006
Book value of equity	$42,033	$38,883
Intangible assets	1,276	1,277
Book value of tangible equity	$40,757	$37,606
Average assets	$491,125	$426,963
Average intangible assets	1,275	1,277
Average tangible assets	$489,850	$425,686
Return on average assets	0.58%	0.44%
Effect of average intangible assets	0.01%	0.00%
Return on average tangible assets	0.59%	0.44%
Average equity	$41,954	$38,888
Average intangible assets	1,275	1,277
Average tangible equity	$40,679	$37,611
Return on average equity	6.83%	4.84%
Effect of average intangible assets	0.22%	0.16%
Return on average tangible equity	7.05%	5.00%
Per Share:
Book value	$14.07	$13.13
Effect of intangible assets	0.43	0.43
Tangible book value	$13.64	$12.70

percentages are annualized

CAPITALSOUTH BANCORP AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2007 and 2006
(Unaudited)
Assets	2007	2006

Cash and cash equivalents	$7,023,143	11,522,377
Federal funds sold	14,958,241	46,179
Securities available–for–sale	46,037,957	38,753,120
Securities held–to–maturity, fair values of $32,147,362
and $27,565,539 at March 31, 2007 and 2006, respectively	32,800,511	28,449,275
Federal Home Loan Bank stock	1,229,800	1,436,200
Federal Reserve Bank stock	905,450	741,700
Loans	384,708,273	336,344,805
Allowance for loan losses	(4,467,539)	(4,048,384)
Net loans	380,240,734	332,296,421
Premises and equipment, net	10,653,347	10,858,315
Bank–owned life insurance	4,599,931	4,424,689
Other assets	7,109,230	7,179,101
Total assets	$505,558,344	435,707,377

Liabilities and Stockholders’ Equity
Deposits:
Interest–bearing	$383,242,076	312,078,998
Noninterest–bearing	61,480,022	50,942,301
Total deposits	444,722,098	363,021,299
Federal funds purchased	0	4,705,300
Borrowed funds	6,000,000	6,000,000
Repurchase agreements	827,158	10,998,985
Subordinated debentures	7,733,000	7,733,000
Other liabilities	4,243,441	4,365,519
Total liabilities	463,525,697	396,824,103
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 500,000 shares;
issued and outstanding none	0	0
Common stock, $1 par value. Authorized 7,500,000 shares at
March 31, 2007 and 2006; issued 3,072,966
and 3,046,416 shares at March 31, 2007 and 2006,
respectively; outstanding 2,988,136 and 2,961,586 shares at March 31, 2007 and 2006,
respectively	3,072,966	3,046,416
Treasury stock, at cost, 84,830 shares in 2007 and 2006	(1,255,060)	(1,255,060)
Paid–in surplus	26,295,287	25,954,239
Retained earnings	14,291,814	11,735,461
Accumulated other comprehensive loss, net	(372,360)	(597,782)
Total stockholders’ equity	42,032,647	38,883,274
Total liabilities and stockholders’ equity	$505,558,344	435,707,377

CAPITALSOUTH BANCORP AND SUBSIDIARIES
Consolidated Statements of Income
Three Months Ended March 31, 2007 and 2006
(Unaudited)

	2007	2006
Interest income:
Interest and fees on loans	$7,707,814	6,162,535
Interest on securities	851,208	636,566
Interest on other earning assets	120,657	49,797
Total interest income	8,679,679	6,848,898
Interest expense:
Interest on deposits	4,423,192	2,713,034
Interest on debt	302,976	505,220
Total interest expense	4,726,168	3,218,254
Net interest income	3,953,511	3,630,644
Provision for loan losses	136,250	236,006
Net interest income after provision for loan losses	3,817,261	3,394,638
Noninterest income:
Service charges on deposits	299,681	256,123
Investment banking income, net	162,439	72,242
Business Capital Group loan income	178,839	132,192
Bank–owned life insurance	43,518	42,348
Other noninterest income	32,188	58,567
Total noninterest income	716,665	561,472
Noninterest expense:
Salaries and employee benefits	2,005,151	1,926,472
Occupancy and equipment expense	553,131	520,768
Professional fees	369,075	327,401
Advertising	101,936	169,328
Other noninterest expense	517,820	339,742
Total noninterest expense	3,547,113	3,283,711
Income before provision for income taxes	986,813	672,399
Provision for income taxes	280,233	208,153
Net income	$706,580	464,246

Basic earnings per share	$0.24	0.16
Basic weighted average shares outstanding	2,981,325	2,942,229
Diluted earnings per share	$0.23	0.16
Diluted weighted average shares outstanding	3,015,524	3,003,440

	CAPITALSOUTH BANCORP AND SUBSIDIARIES
	Average Balance Sheet
	and Net Interest Analysis on a Fully Tax-Equivalent Basis for
	the Three Months Ended March 31, 2007 and 2006
	2007			2006
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollar amounts in thousands)
Assets
Earning assets:
Loans, net of unearned
income	$378,147	$7,727	8.29%	$331,941	$6,168	7.54%
Investment securities	79,712	912	4.64%	66,701	667	4.06%
Other earning assets	9,013	121	5.44%	3,494	50	5.80%

Total earning assets	466,872	8,760	7.61%	402,136	6,885	6.94%

Other assets	24,253			24,827

Total assets	$491,125			$426,963

Liabilities and shareholders' equity
Interest-bearing liabilities:
NOW and money market accounts	$149,169	1,646	4.48%	$97,611	728	3.02%
Savings deposits	3,360	3	0.36%	3,811	3	0.32%
Time deposits < $100,000	186,613	2,375	5.16%	165,534	1,678	4.11%
Time deposits > $100,000	26,162	324	5.02%	25,748	242	3.81%
State of Alabama
time deposits	6,030	75	5.04%	5,983	61	4.13%
Federal funds purchased	4,399	61	5.62%	10,264	125	4.94%
FHLB advances	6,000	88	5.95%	8,133	125	6.23%
Repurchase agreements	834	3	1.46%	11,103	115	4.20%
Subordinated debentures	7,733	151	7.92%	7,733	140	7.34%

Total interest-bearing
liabilities	390,300	4,726	4.91%	335,920	3,217	3.88%

Net interest spread		$4,034	2.70%		$3,668	3.06%

Noninterest-bearing
demand deposits	55,039			48,178
Accrued expenses and
other liabilities	3,832			3,977
Stockholders' equity	42,434			39,451
Unrealized gain (loss) on
securities	(480)			(563)

Total liabilities and
stockholders' equity	$491,125			$426,963

Impact of noninterest-bearing
sources and other
changes in balance
sheet composition			0.80%			0.64%

Net interest margin			3.50%			3.70%